Exhibit 5.1

[CRAVATH, SWAINE & MOORE LLP LETTERHEAD]

April 2, 2018

Pacific Gas and Electric Company
$500,000,000 Floating Rate Senior Notes due November 28, 2018
$1,150,000,000 3.30% Senior Notes due December 1, 2027
$850,000,000 3.95% Senior Notes due December 1, 2047
Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as New York counsel for Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s issuance and exchange of up to $500,000,000 aggregate principal amount of new Floating Rate Senior Notes due November 28, 2018 (the “2018 Exchange Notes”) for a like aggregate principal amount of outstanding Floating Rate Senior Notes due November 28, 2018, which have certain transfer restrictions (the “2018 Original Notes”), up to $1,150,000,000 aggregate principal amount of new 3.30% Senior Notes due December 1, 2027 (the “2027 Exchange Notes”) for a like aggregate principal amount of outstanding 3.30% Senior Notes due December 1, 2027, which have certain transfer restrictions (the “2027 Original Notes”) and up to $850,000,000 aggregate principal amount of new 3.95% Senior Notes due December 1, 2047 (the “2047 Exchange Notes” and together with the 2018 Exchange Notes and the 2027 Exchange Notes, the “New Notes”) for a like principal amount of outstanding 3.95% Senior Notes due December 1, 2047, which have certain transfer restrictions (the “2047 Original Notes” and together with the 2018 Original Notes and the 2027 Original Notes, the “Original Notes”). The New Notes are to be issued pursuant to the Indenture dated as of November 29, 2017 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented through the date hereof.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture, (b) specimens of the New Notes to be issued pursuant to the Indenture and (c) the Registration Statement.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Indenture has been duly qualified under the Trust Indenture Act of 1939.  Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, the Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and assuming that the New Notes have been duly authorized, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the forms of the New Notes will conform to those included in the Indenture.

We express no opinion herein as to any provision of the Indenture or the New Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Indenture or the New Notes, (b) contains a waiver of an inconvenient forum or (c) relates to the waiver of rights to jury trial. We also express no opinion as to whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the New Notes. We also note that insofar as any provision in the Indenture or the New Notes provides for indemnification for liability under securities laws, the enforceability thereof may be limited by public policy considerations.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of California.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. We hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Pacific Gas and Electric Company
   77 Beale Street
       P.O. Box 770000
         San Francisco, California 94177

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